Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 22, 2008, relating to the consolidated financial statements and financial statement schedules of PMC-Sierra, Inc., (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standard No. 123(R) “Share-Based Payment” and Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes”), and the effectiveness of PMC-Sierra, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PMC-Sierra, Inc. for the year ended December 30, 2007.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Independent Registered Public Accountants Vancouver, Canada August 12, 2008